REVIEW REPORT OF INDEPENDENT ACCOUNTANTS




The Board of Directors of
ICN Pharmaceuticals, Inc.

We have reviewed the accompanying consolidated condensed balance sheet of ICN Pharmaceuticals, Inc. and subsidiaries as of September 30, 1995 and the related consolidated condensed statements of income for the three and nine month period ended September 30, 1995 and 1994, and the consolidated condensed statements of cash flows for the nine month periods then ended. These consolidated condensed financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. The Company is a defendant in various class action lawsuits. The ultimate outcome of these lawsuits cannot presently be determined. Accordingly, no provision for any liability that may result has been made in the accompanying consolidated condensed financial statements.

Based on our review, we are not aware of any material modifications that should be made to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated February 27, 1995, which included an emphasis of matter paragraph relating to certain transactions between the Company and previously Affiliated Corporations and an explanatory paragraph in respect to various class action lawsuits, as more fully described in the notes to the consolidated financial statements, we expressed an unqualified opinion on those consolidated financial statements.
In our opinion, the information set forth in the consolidated condensed balance sheet as of December 31, 1994, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



COOPERS & LYBRAND L.L.P.
Los Angeles, California
October 26, 1995